SUSPENSION OF RIGHTS AGREEMENT

To:        JPMorgan Chase Bank, N.A., as Agent
From:        Illinois Tool Works Inc.
Date:        September 22, 2021
Ladies & Gentlemen
FIVE YEAR CREDIT AGREEMENT dated September 27, 2019 among, Illinois Tool Works Inc. as a Borrower, and JPMorgan Chase Bank, N.A., as Agent AND THE Lenders thereto (as amended or otherwise modified from time to time, the “Credit Agreement”).

1We are writing to you in your capacity as Agent under the Credit Agreement. Unless otherwise defined in this letter, terms defined in the Credit Agreement have the same meaning when used in this letter. The term “Non-USD Currency” in this letter shall mean collectively or individually:
☒ GBP
☒ EUR
☐ CHF
☒ JPY

2Each Borrower acknowledges that from December 31, 2021, panel submissions for all Non-USD Currency LIBOR tenors and 1-week and 2-month USD LIBOR tenors shall cease, following which representative LIBOR rates for such currencies and tenors shall cease to be available (the “2021 LIBOR Cessation”).

3For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2021 LIBOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, each Borrower agrees with effect from the date hereof to suspend its following rights under the Credit Agreement:

(a)Each Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents, (i) from and after December 31, 2021, the Non-USD Currency shall not be available as an Agreed Currency under the Credit Agreement and no Lender shall be obligated to participate in any borrowing under the Credit Agreement in Non-USD Currency and (ii) any and all outstanding Non-USD Currency loans shall have been repaid or prepaid by the Borrowers on or before December 31, 2021;

(b)Each Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents it shall no longer be permitted to select an Interest Period of one week or two Months for any Borrowing in USD, in each case, without consent of the Required Lenders under the Credit Agreement (clause (a) and (b) together, the “Suspension of Rights”); and

(c)Each Borrower agrees that, if a notice or instruction is given under the Credit Agreement from and after December 31, 2021, that elects (a) Non-USD Currency as the currency of a Loan, such notice or instruction shall be deemed to be amended to select USD as the currency of that Loan or, (b) an Interest Period under the Credit Agreement that uses 1-week or 2-month USD LIBOR to calculate interest such notice or instruction shall be deemed to be amended to select an Interest Period of 1 month and, in each case, agrees that only such amended notice or instruction will have effect under the Credit Agreement.

4The Suspension of Rights shall cease to have effect (and all rights of the Borrowers under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall be in full force and effect) following notice from the Borrowers to the Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2021 LIBOR Cessation and to replace LIBOR with an alternative benchmark with respect to Non-USD Currency Loans have become effective pursuant to and in accordance with the terms of the Credit Agreement.

5The Borrowers agree to indemnify and hold harmless the Agent and each other Person entitled to the benefits of the indemnification provisions set forth in Section 10.6(b) of the Credit Agreement (each of the foregoing, an “Indemnified Party”) for any damage, loss, cost, liability, claim or reasonable expense whatsoever incurred (A) in connection with a breach or reasonably in anticipation of a potential breach, of any Borrower’s agreements in paragraphs 3(a) and 3(b) above or (B) giving effect to the instruction of any Borrower in paragraph 3(c) above, unless directly caused by such Indemnified Party’s gross negligence or willful misconduct.

6This letter is hereby designated as a Loan Document and we acknowledge that this letter will be posted to the Platform site established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this letter.

7Please sign and return to us the enclosed copy of this notice by way of your acknowledgement to the contents set out in this letter.

8This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9This letter has been duly executed and delivered by the Borrowers and constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

10The provisions of Sections 16.1, 16.2 and 16.3 of the Credit Agreement shall apply, mutatis mutandis, to this letter.

Very truly yours,
Illinois Tool Works Inc., on behalf of the Borrowers

By: /s/ David O. Livingston
Title: Vice President Business Development/Treasury

By: /s/ Michael M. Larsen
Title: SVP and Chief Financial Officer

Authorized Signatory for
Agreed and accepted by:
JPMorgan Chase Bank, N.A., as Agent

By: /s/ Peter S. Predun
Title: Executive Director

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